Exhibit 23.4

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Ryerson Tull, Inc. Registration Statements on Form S-3 (No. 33-59161, No. 33-62897 and No. 333-59009) and Form S-8 (No. 33-59783, No. 33-48770, No. 33-13292, No. 33-32504, No. 333-06977, No. 333-06989, No. 333-78429, No. 333-62382 and No. 333-88476), of our report dated June 17, 2002, except for Note 8 and Note 9, for which the date is July 28, 2004, relating to the combined financial statements of The Metals Distribution Businesses of NAMD Inc.—Predecessor Entity, which appears in this Current Report on Form 8-K.

/s/    PricewaterhouseCoopers LLP

Minneapolis, Minnesota

December 23, 2004